                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 2)*

                              EPIX Medical, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   26881Q101
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 23
                           Exhibit Index on Page 21

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 2 of 23 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel IV L.P. ("A4")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         645,886 shares, except that Accel IV Associates L.P. ("A4A"), the
          BENEFICIALLY                      general partner of A4, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and Swartz Family Partnership L.P. ("SFP"), James W. Breyer
             PERSON                         ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
              WITH                          Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James R. Swartz
                                            ("Swartz"), the general partners of A4A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            645,886 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer,
                                            Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               645,886
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.9%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 3 of 23 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel IV Associates L.P. ("A4A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         645,886 shares, all of which are directly owned by Accel IV L.P.
          BENEFICIALLY                      ("A4").  A4A, the general partner of A4, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and Swartz Family Partnership L.P.
             PERSON                         ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene
              WITH                          D. Hill, III ("Hill"), Paul H. Klingenstein ("Klingenstein"), Arthur
                                            C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James
                                            R. Swartz ("Swartz"), the general partners of A4A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            645,886 shares, all of which are directly owned by A4.  A4A, the general partner of A4, and SFP, the general partner of A4A, may be deemed to have sole power to dispose of these shares, and SFP, Breyer,
                                            Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               645,886
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.9%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 4 of 23 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu L.P. ("AK")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         13,396 shares, except that Accel Partners & Co. Inc. ("AP&C"), the
          BENEFICIALLY                      general partner of AK, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
             PERSON                         ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and James R. Swartz
              WITH                          the ("Swartz"), officers of AP&C, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            13,396 shares, except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               13,396
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 5 of 23 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Partners & Co. Inc. ("AP&C")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         13,587 shares, 13,396 of which are directly owned by Accel Keiretsu
          BENEFICIALLY                      L.P. ("AK").  AP&C, the general partner of AK, may be deemed to have
    OWNED BY EACH REPORTING                 sole power to vote these shares, and James W. Breyer ("Breyer"),
             PERSON                         Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and
              WITH                          James R. Swartz ("Swartz"), the officers of AP&C, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            13,587 shares, 13,396 of which are directly owned by AK.  AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               13,587
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      CO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 6 of 23 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '93 L.P. ("AI93")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         26,088 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
          BENEFICIALLY                      ("Evnin"), Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson
    OWNED BY EACH REPORTING                 ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and James R. Swartz
             PERSON                         ("Swartz"), the general partners of AI93, may be deemed to have shared
              WITH                          power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            26,088 shares, except that Breyer, Evnin, Klingenstein, Patterson,
                                            Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               26,088
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 7 of 23 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Swartz Family Partnership L.P. ("SFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         23,512 shares.  James R. Swartz ("Swartz") is the general partner of
          BENEFICIALLY                      SFP and may be deemed to have sole power to vote these shares.
    OWNED BY EACH REPORTING      ----------------------------------------------------------------------------------
             PERSON                      6  SHARED VOTING POWER
              WITH                          645,886 shares, all of which are directly owned by Accel IV L.P.
                                            ("A4").  SFP is a general partner of Accel IV Associates L.P.
                                            ("A4A"), the general partner of A4, and may be deemed to have shared voting power with respect to such shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            23,512 shares. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            645,886 shares, all of which are directly owned by A4.  SFP is a general partner of A4A, the general partner of A4, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               669,398
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 8 of 23 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ACP Family Partnership L.P. ("ACPFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         200,000 shares. Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ACPFP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            200,000 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               200,000
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.5%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 26881Q101                   13G                     Page 9 of 23 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Ellmore C. Patterson Partners ("ECPP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         34,897 shares. Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ECPP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            34,897 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               34,897
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.3%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 10 of 23 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James W. Breyer ("Breyer")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         31,892 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         685,561 shares, of which 645,886 are directly owned by Accel IV L.P.
              WITH                          ("A4"), 13,396 are directly owned by Accel Keiretsu L.P. ("AK"),
                                            26,088 are directly owned by Accel Investors '93 L.P. ("AI93") and
                                            191 are directly owned by Accel Partners & Co. Inc. ("AP&C").  Breyer is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            31,892 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C.  Breyer is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of
                                            AK and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               717,453
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.5%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 11 of 23 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Luke B. Evnin ("Evnin")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         26,366 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         671,974 shares, of which 645,886 are directly owned by Accel IV L.P.
              WITH                          ("A4"), and 26,088 are directly owned by Accel Investors `93 L.P.
                                            ("AI93").  Evnin is a general partner of Accel IV Associates L.P.
                                            ("A4A"), the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            26,366 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            671,974 shares, of which 645,886 are directly owned by A4, and 26,088 are directly owned by AI93.  Evnin is a general partner of A4A, the general partner of A4 and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               698,340
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.3%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 12 of 23 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Eugene D. Hill, III ("Hill")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         3,662 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         645,886 shares, all of which are directly owned by Accel IV L.P.
              WITH                          ("A4").  Hill is a general partner of Accel IV Associates L.P.
                                            ("A4A"), the general partner of A4 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            3,662 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            645,886 shares, all of which are directly owned by A4.  Hill is a general partner of A4A, the general partner of A4 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               649,548
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 13 of 23 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Paul H. Klingenstein ("Klingenstein")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         18,992 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         671,974 shares, of which 645,886 are directly owned by Accel IV L.P.
              WITH                          ("A4") and 26,088 are directly owned by Accel Investors '93 L.P.
                                            ("AI93").  Klingenstein is a general partner of Accel IV Associates
                                            L.P. ("A4A"), the general partner of A4, and a general partner of
                                            AI93 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            18,992 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            671,974 shares, of which 645,886 are directly owned by A4 and 26,088 are directly owned by AI93.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               690,966
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.3%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 14 of 23 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Arthur C. Patterson ("Patterson")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         415,506 shares, of which 34,897 shares are directly owned by Ellmore
          BENEFICIALLY                      C. Patterson Partners ("ECPP") and 200,000 are directly owned by ACP
    OWNED BY EACH REPORTING                 Family Partnership, L.P. ("ACPFP").  Patterson is the general partner
             PERSON                         of ECPP and ACPFP and may be deemed to have sole power to vote these
              WITH                          shares.
                                ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            685,561 shares, of which 645,886 are directly owned by Accel IV L.P.
                                            ("A4"), 13,396 are directly owned by Accel Keiretsu L.P. ("AK"),
                                            26,088 are directly owned by Accel Investors '93 L.P. ("AI93") and
                                            191 are directly owned by Accel Partners & Co. Inc. ("AP&C").
                                            Patterson is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of
                                            AK and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            415,506 shares, of which 34,897 shares are directly owned by ECPP and
                                            200,000 are directly owned by ACPFP.  Patterson is the general partner of ECPP and ACPFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C.  Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               1,101,067
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        8.4%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 15 of 23 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                G. Carter Sednaoui ("Sednaoui")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         7,560 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         685,561 shares, of which 645,886 are directly owned by Accel IV L.P.
              WITH                          ("A4"), 13,396 are directly owned by Accel Keiretsu L.P. ("AK"),
                                            26,088 are directly owned by Accel Investors '93 L.P. ("AI93") and
                                            191 are directly owned by Accel Partners & Co. Inc. ("AP&C").
                                            Sednaoui is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of
                                            AK and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            7,560 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C.  Sednaoui is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of
                                            AK and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               693,121
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.3%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 26881Q101                   13G                    Page 16 of 23 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James R. Swartz ("Swartz")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         67,059 shares, 23,512 of which are directly owned by the Swartz
          BENEFICIALLY                      Family Partnership L.P. ("SFP"). Swartz is the general partner of SFP
    OWNED BY EACH REPORTING                 and may be deemed to have sole power to vote these shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            685,561 shares, of which 645,886 are directly owned by Accel IV L.P.
                                            ("A4"), 13,396 are directly owned by Accel Keiretsu L.P. ("AK"),
                                            26,088 are directly owned by Accel Investors '93 L.P. ("AI93") and
                                            191 are directly owned by Accel Partners & Co. Inc. ("AP&C").  Swartz is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            67,059 shares, 23,512 of which are directly owned by SFP.  Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C.  Swartz is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of
                                            AK and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               752,620
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        5.7%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            EPIX Medical, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            71 Rogers Street
            Cambridge, MA  02142

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '93 L.P., a Delaware limited partnership ("AI93"), ACP Family Partnership L.P. ("ACPFP"), a California limited partnership, Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C and a general partner of AI93, Luke B. Evnin ("Evnin"), a general partner of A4A, and AI93, Eugene D. Hill, III ("Hill"), a general partner of A4A, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI93, Arthur C. Patterson ("Patterson"), a general partner of A4A, ACPFP, ECPP and AI93 and an officer of AP&C, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C and a general partner of AI93, and James
            R. Swartz ("Swartz"), a general partner of A4A, SFP and AI93 and an officer of AP&C. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI93 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI93.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C).  CITIZENSHIP
            -----------

            A4, A4A, AK, AI93, ECPP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 26881Q101

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                (a)  Amount beneficially owned:
                     -------------------------

                     See Row 9 of cover page for each Reporting Person.

                (b)  Percent of Class:
                     ----------------

                     See Row 11 of cover page for each Reporting Person.

                (c)  Number of shares as to which such person has:
                     --------------------------------------------

                      (i)   Sole power to vote or to direct the vote:
                            ----------------------------------------

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:
                            ------------------------------------------

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to dispose or to direct the disposition
                            --------------------------------------------------
                            of:
                            ---

                            See Row 7 of cover page for each Reporting Person.

                      (iv)  Shared power to dispose or to direct the
                            ----------------------------------------
                            disposition of:
                            ---------------

                            See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A4, A4A, AK, AI93, ECPP, ACPFP and SFP, and the operating agreement of AP&C, the general partners or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                  SIGNATURES
                                  ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:     Accel IV L.P.
              Accel IV Associates L.P.
              Accel Keiretsu L.P.
              Accel Investors '93 L.P.
              Accel Partners & Co. Inc.
              ACP Family Partnership L.P.
              Ellmore C. Patterson Partners
              Swartz Family Partnership L.P.

                                           By:  /s/ G. Carter Sednaoui
                                            --------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz

                                            By:  /s/ G. Carter Sednaoui
                                            ---------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
-------                                                                                     ---------------------
Exhibit A:  Agreement of Joint Filing                                                                 22
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                       23